Exhibit 12.1

Milan Saha, Esq.

Milan Group

80 Barton Road

Plattsburgh, NY 12901

(646) 397-9056

Admitted in the State of New York

November 30, 2022

Edward Manolos

Chief Executive Officer

Cannabis Global, Inc.

520 S Grand Ave., Suite 320

Los Angeles, CA 900071

Dear Mr. Manolos:

I have acted, at your request, as special counsel to Cannabis Global, Inc., a Nevada corporation (the “Company”), for the purpose of rendering an opinion as to the legality of a “maximum offering” of Two Billion Five Hundred Million (2,500,000,000) shares of common stock offered by the Company at the price of $0.0002 per share of Company common stock, par value $0.001 per share to be offered and distributed by the Company. An issuance of shares for any consideration fixed by the Company’s board of directors, even below the par value of said shares, is allowed under Nevada Revised Statutes NRS. 78.215.

At issue are the potentially Two Billion Five Hundred Million (2,500,000,000) shares of Company common stock (the “Shares”) that would be issued if the entire offering of the Shares is filled pursuant to an Offering Statement filed under Regulation A of the Securities Act of 1933, as amended, by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on Form 1-A/A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

In rendering this opinion, I have reviewed (a) statutes of the State of Nevada, to the extent I deem relevant to the matter opined upon herein; (b) true copies of the Articles of Incorporation of Company and all amendments thereto; (c) the By-Laws of the Company; (d) selected proceedings of the board of directors of the Company authorizing the issuance of the Shares; (e) certificates of officers of the Company and of public officials; (f) and such other documents of the Company and of public officials as I have deemed necessary and relevant to the matter opined upon herein.

I have assumed (a) all of the documents referenced herein (collectively, the “Documents”) are true and correct copies of the original documents and the signatures on such documents are genuine; (b) the persons that executed the Documents have the legal capacity to execute the Documents; and (c) the status of the Documents as legally valid and binding instruments is not affected by any (i) violations of statutes, rules, regulations or court or governmental orders, or (ii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

Based upon my review described herein, it is my opinion the Shares are duly authorized and when/if issued and delivered by Company against payment therefore, as described in the offering statement, will be validly issued, fully paid, and non-assessable. Notwithstanding that the Shares are being offered at below the common stock par value, the Shares will be fully paid and non-assessable for the shareholder vis-à-vis the Company in that investors will have full vested ownership of the Shares with full voting rights of our common stock for the Shares subscribed to when the per share offering price is paid.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. The forgoing opinion is strictly limited to matters of Nevada corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein.

I hereby consent to the filing of this opinion as Exhibit 1A-12 to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Sincerely,

/s/ Milan Saha
Milan Saha, Esq.